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                                  Term Sheet

Proposed Sale of United Geophysical (Nigeria) Ltd. by Grant Geophysical, Inc.
                                      to
                         Orbier Ltd. or Its Assignee

1. The form of transaction is intended to be a sale of 100% of the capital stock of United Geophysical (Nigeria) Ltd. ("UGNL"). At the option of the Purchaser, the form of the transaction may be amended to a sale of substantially all of the assets. The assets of UGNL which are to be sold pursuant to the sale are listed on Exhibit 1 hereto and are to be sold "AS IS WHERE IS" without any warranties of any kind. Notwithstanding anything to the contrary herein, the assets of UGNL to be sold and transferred hereunder shall not include any obligation of Grant to pay money or render services to UGNL or any other Grant subsidiary or affiliate whether such obligations are pursuant to loans, advances, intercompany accounts or otherwise, all of which obligations shall be canceled. At any time prior to the closing, the Purchaser may elect to purchase all of the assets of Grant which are located in Windsor, England and which are specifically related to UGNL's operations.

2. At the closing and as consideration for the stock of UGNL (or the assets thereof, if the form of the transaction is modified), Orbier, Ltd. or its assignee ("Orbier") will issue to Grant a promissory note in the original principal amount of US $225,000 (the "Note"). The Note will be payable in 25 equal monthly installments of US $9,000 each beginning thirty days following the closing, provided however, that prepayments of the note shall be required to the extent and in the amount that UGNL receives payment on any US dollar denominated receivables held by UGNL as of the date hereof. Orbier's obligation to timely pay the Note shall be secured by a standby letter of credit in form and substance and issued by a financial institution acceptable to Grant. Interest on the Note shall be charged at the same non-default rate (not to exceed 12% per annum) charged Grant by its primary lenders.

3. In addition to the cash payment above, Orbier will or will cause UGNL assume all liabilities and obligations of UGNL and those liabilities and obligations, if any, of Grant which are due to any entity in Nigeria and are specifically related to the assets and prior or future operations of UGNL other than Grant's indebtedness to Madelline L.L.C. (Cerberus) and Foothill Capital Corporation. If required by counsel to Grant, Orbier will obtain releases in favor of Grant from all liabilities so assumed. Without limiting the generality of the preceding sentence, shown on Exhibit 1 are certain of the liabilities which are to be assumed by Orbier. In the event that, Orbier elects to purchase Grant's assets in Windsor, England, then Orbier will, in addition to all other consideration to be paid to Grant hereunder,

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        assume all of Grant's liabilities and obligations with respect to such assets and for all Windsor based employees of Grant.

4. The consummation of the transactions contemplated hereby are subject to the preparation and execution of definitive agreements and to the prior approval of the Boards of Directors of Grant Geophysical, Inc. and of Orbier International. Each of Grant and Orbier agree to submit the proposed transactions to their respective Boards not later than Tuesday, December 30, 1996.

5. The consummation of the transactions contemplated hereby is also subject to the release of liens on the assets of UGNL by each of Foothill Capital Corporation and Madelline L.L.C. (Cerberus) and to the issuance of a final, non-appealable order of the US Bankruptcy Court.

6. Each party shall be responsible for its own costs and expenses incurred in completing the transactions.

7. Neither party has employed a broker, mediator or intermediary in negotiating or arranging the transactions contemplated hereby.

8. The parties will use all reasonable efforts to close the transactions not later than January 31, 1997, provided that the closing date will be automatically extended if necessary to permit the parties to obtain the approvals or releases required. The parties will use good faith efforts to obtain the approvals and releases required as expeditiously as possible.

9. The parties agree to advise each other at least two business days in advance of making any announcement regarding the transactions, and neither party shall make any announcement until the transactions have first been presented to each of the parties (other than the US Bankruptcy Court) required to approve the transactions or to provide releases.

The parties have executed this Term Sheet to indicate their agreement to the foregoing.

Grant Geophysical, Inc.                 Orbier International




By:     /s/ J. Kelly Elliott            By:     /s/ H. Morley
   -------------------------------         ----------------------------------
Date:   12/31/96                        Date:   23 December 1996



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                                  Exhibit 1

Assets Included in Sale

1.      All assets located in Nigeria.
2. At the option of the Purchaser, all assets located in Windsor, England which are specifically and exclusively related to Grant's or UGNL's operations in Nigeria.
3. Approximately 700 line boxes of Sercel 368 recording equipment which is located at Grant's Houston, Texas facility and at Grant's Equador facility. It shall be Grant's responsibility to prepare such items and ship them to a location to be designated by Orbier. Actual freight charges from Houston to the point designated by Orbier shall be for Orbier's account.
4. SM 4 geophone strings originally used by the UGNL seismic crews and currently located at Grant's Houston facility. It shall be Grant's responsibility to prepare such items and ship them to a location to be designated by Orbier. Actual freight charges from Houston to the point designed by Orbier shall be for Orbier's account.
5. One Sparc computer workstation and one each of the associated seismic QC and 3D design software licenses currently utilized by Grant.
6.      All original books and records of UGNL wherever located.

Liabilities Included in Those To Be Assumed

1.      All debt to any bank or other financial institution in Nigeria.
2.      All accounts payable of UGNL.
3. All amounts payable to current or former agents or employees of UGNL or to those employees of Grant whose primary duties are related to the operations of UGNL, other than those employees which remain employed by Grant following the closing of the transaction.
4. All liabilities for taxes, penalties or costs to any governmental agency of Nigeria or any political subdivision thereof.
5. All liabilities, if any, of UGNL or Grant for claims of damages to property or for personal injury or otherwise related to the prior or future operations of UGNL or of Grant in Nigeria.